UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2011

SEQUENOM, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-29101	77-0365889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3595 JOHN HOPKINS COURT

SAN DIEGO, CALIFORNIA 92121

(Address of Principal Executive Offices)

(858) 202-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 31, 2011 we and our wholly-owned subsidiary Sequenom Center for Molecular Medicine, LLC (“SCMM”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”) which allows for term loans, revolving cash borrowings and letters of credit under a secured credit facility of up to a maximum of $30 million. Term loans borrowed under the Loan Agreement bear interest at the rate fixed on the date of funding equal to the U.S. treasury rate plus 3.25% per annum, and revolving cash borrowings under the Loan Agreement bear interest at a floating rate equal to one percent over the prime rate. All borrowings under the Loan Agreement are secured by substantially all of our and SCMM’s assets, except for intellectual property and subject to certain other exceptions. The Loan Agreement includes limitations on our ability to, among other things, incur debt, grant liens, make certain investments, make certain restricted payments such as dividend payments, and dispose of assets, and contains usual and customary covenants for an arrangement of its type. The events of default under the Loan Agreement include payment defaults, breaches of covenants and bankruptcy events. In the case of a continuing event of default, SVB may, among other remedies, eliminate its commitment to make credit available, declare due all unpaid principal amounts outstanding, and require cash collateral for any letter of credit obligations and foreclose on all collateral. Within 30 days of entering into the Loan Agreement, SVB has agreed to make an initial term loan to us and SCMM, in an aggregate amount equal to at least $5 million, which amount will be used by us to finance recent capital equipment purchases.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

2.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEQUENOM, INC.

Date: June 2, 2011	By:	/s/ Clarke Neumann
Clarke Neumann
Vice President and General Counsel

3.